Execution Version
CONSENT AND WAIVER AGREEMENT

This CONSENT AND WAIVER AGREEMENT (this “Agreement”), dated as of October 7, 2016, by and among HC2 Holdings, Inc., a Delaware corporation (the “Company”), and each of the undersigned Preferred Stock Holders (as defined below).
WHEREAS, reference is made to (i) the Securities Purchase Agreement (the “Series A Purchase Agreement”), dated as of May 29, 2014, by and among the Company and the purchasers party thereto (the “Series A Holders”); (ii) the Securities Purchase Agreement (the “Series A-1 Purchase Agreement”), dated as of September 22, 2014, by and among the Company and the purchasers party thereto (the “Series A-1 Holders”); (iii) the Securities Purchase Agreement (the “Series A-2 Purchase Agreement” and, collectively with the Series A Purchase Agreement and the Series A-1 Purchase Agreement, the “Preferred Stock Purchase Agreements”), dated as of January 5, 2015, by and among the Company and the purchasers party thereto (the “Series A-2 Holders” and, collectively with the Series A Holders and the Series A-1 Holders, the “Preferred Stock Holders”); (iv) the Certificate of Designation of Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”) of the Company, dated as of May 29, 2014 (as amended pursuant to that certain certificate of correction related thereto, dated August 5, 2015, the “Series A Certificate of Designation”); (v) the Certificate of Designation of Series A-1 Convertible Participating Preferred Stock (the “Series A-1 Preferred Stock”) of the Company, dated as of September 22, 2014 (as amended and restated on June 24, 2016, the “Series A-1 Certificate of Designation”); and (vi) the Certificate of Designation of Series A-2 Convertible Participating Preferred Stock (the “Series A-2 Preferred Stock” and, collectively with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”) of the Company, dated as of January 5, 2015 (as amended pursuant to that certain certificate of correction related thereto, dated August 5, 2015, the “Series A-2 Certificate of Designation” and, collectively with the Series A Certificate of Designation and Series A-1 Certificate of Designation, the “Certificates of Designation”).
WHEREAS, the Company and Hudson Bay Absolute Return Credit Opportunities Master Fund, LTD. (the “Converting Holder”) desire to enter into an agreement in the form of Exhibit A hereto (the “Voluntary Conversion Agreement”), whereby (i) pursuant to the terms of the Series A Certificate of Designation, the Converting Holder will convert all but one of the shares of Preferred Stock it holds (i.e., 12,499 shares of Series A Preferred Stock) into an aggregate of 2,980,912 newly issued shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), and (ii) in consideration of such conversion, the Company will issue to the Converting Holder in exchange for the surrender and cancellation of the single remaining share of Series A Preferred Stock held by the Converting Holder after such conversion, in a transaction exempt from the registration and prospectus delivery requirements under the Securities Act of 1933, a number of newly issued shares of Common Stock pursuant to the Voluntary Conversion Agreement (collectively, the “Voluntary Conversion Transaction”);
WHEREAS, pursuant to the Series A Certificate of Designation, the Company is not permitted to make a “Restricted Payment” (as therein defined), including any dividend, distribution or any other payment in respect of “Parity Securities” (as therein defined) on a basis other than a pro rata basis without the prior written consent of the Requisite Holders (as therein defined);
WHEREAS, pursuant to the Series A Preferred Stock Purchase Agreement, each of the Preferred Stock Holders has a participation right with respect to certain issuances of equity securities (the “Securities Participation Right”), subject to the terms and conditions set forth therein;
WHEREAS, pursuant to the Voluntary Conversion Agreement, in addition to the 2,980,912 shares of Common Stock being issued as a result of the conversion of the Converting Holder’s Series A Preferred Stock, the Company will issue 770,926 shares of Common Stock to the Converting Holder in exchange for the surrender and cancellation of the remaining share of Series A Preferred Stock held by the Converting Holder after such conversion (the “Conversion Agreement Issuance”);
WHEREAS, each of the undersigned Preferred Stock Holders desires, in accordance with the Series A Certificate of Designation and the Series A Preferred Stock Purchase Agreement, and in exchange for the Consent Consideration (as defined below), to (i) consent to the Voluntary Conversion Transaction, including the entrance into the Voluntary Conversion Agreement by the Company and the issuance of shares of Common Stock in the Conversion Agreement Issuance (not to exceed the amounts described herein) and (ii) waive its Securities Participation Right with respect to the Conversion Agreement Issuance (to the extent permitted hereby);
WHEREAS, in consideration of the consents and waivers to be provided herein by the undersigned Preferred  Stock  Holders, the Company desires to  (i) issue to  the undersigned Preferred Stock Holders 50,090 shares of Common Stock (the “Consent Shares”) immediately after the closing of the Voluntary Conversion Transaction, such Consent Shares (subject to Section 8 hereof and together with the payments described below) representing the full amount of any shares of Common Stock or other consideration owed to the undersigned Preferred Stock Holders now or in the future as a result of any provisions contained in the Certificate of Designation and implicated by the occurrence of the Voluntary Conversion Transaction and (ii) make a one-time payment to the undersigned Preferred Stock Holders of $375,000 (the “Consent Payment” and, together with the issuance of the Consent Shares, the “Consent Consideration”) within two business days of the closing of the Voluntary Conversion Transaction;
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound by this Agreement, agree as follows:

1.	Consent to the Voluntary Conversion Transaction; Waiver of Securities Participation Right; Payment of the Consent Consideration.
(a) The undersigned Preferred Stock Holders do hereby consent to the Voluntary Conversion Transaction, the entrance into the Voluntary Conversion Agreement by the Company and the issuance of shares of Common Stock in the Conversion Agreement Issuance in accordance with and subject to the terms thereof.
(b) Each of the undersigned Preferred Stock Holders does hereby waive its Securities Participation Right solely with respect to the Conversion Agreement Issuance (to the extent permitted by Section 1(a) above).
(c) In exchange for the consents and waivers provided by the undersigned Preferred Stock Holders in clauses 1(a) and (b) above, the Company hereby agrees to issue the Consent Shares to the undersigned Preferred Stock Holders immediately after the closing of the Voluntary Conversion Transaction and to make the Consent Payment to the undersigned Preferred Stock Holders within two business days of the closing of the Voluntary Conversion Transaction.
2.	Acknowledgment.
The undersigned Preferred Stock Holders and the Company acknowledge and agree that the Conversion Agreement Issuance will result in adjustments to the applicable Conversion Price (as defined in the Series A Certificate of Designation) with respect to the then-outstanding Series A Preferred Stock, and this Agreement (and the consent and waiver provided herein) shall not reduce or modify the amount of said adjustments; provided however, the undersigned Preferred Stock Holders further acknowledge that the issuance of the Consent Shares shall represent the full amount of any shares of Common Stock or other consideration owed to the undersigned Preferred Stock Holders now or in the future as a result of any provisions contained in the applicable Certificates of Designation and implicated by the occurrence of the Voluntary Conversion Transaction.
3.	Waiver of Notice Requirements.
This Agreement shall satisfy any notice requirement that may be required to be given to the undersigned Preferred Stock Holders pursuant to the Series A Preferred Stock Purchase Agreement or otherwise in connection with the transactions contemplated hereby or referenced herein (other than the delivery of certificates setting forth the adjustments referred to in Section 2 above that are required by the terms of the Series A Certificate of Designation).

4.	Representations and Warranties.
(a) The Company hereby represents and warrants to the undersigned Preferred Stock Holders that:
(i) The Company has the power and authority to enter into this Agreement and all other agreements contemplated hereby, and to do and perform all acts and things as are required or contemplated hereunder to be done, observed and performed by the Company;
(ii) This Agreement and all other agreements to be executed by the Company which are contemplated hereby has been duly authorized by all necessary corporate action (including board of director and stockholder action) and otherwise, validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms;
(iii) After giving effect to this Agreement and upon receipt of the approval of NYSE MKT LLC regarding the Company’s Additional Listing Application concerning the Conversion Agreement Issuance and the issuance of the Consent Shares, the execution and delivery of this Agreement and all other agreements to be executed by the Company and contemplated hereby and the Company’s performance hereunder and thereunder, do not and will not require the consent or approval of any governmental authority, nor be in contravention of or in conflict with or breach or violate (with or without notice or the passage of time or both) any of the Company’s charter (including any  Certificate of Designation), by-laws, certificate of incorporation or the provisions of any statute, any rules of NYSE MKT LLC, or any judgment, order, or indenture, instrument, agreement, note, arrangement or undertaking, to which the Company is a party or by which the Company or its assets or properties are or may become bound;
(iv) After giving effect to this Agreement, no default under any such agreement, judgment, order, or indenture, instrument, agreement, note, arrangement or undertaking or under the charter or bylaws of the Company has occurred and is continuing;
(v) There is no pending, or to the knowledge of the executive officers of the Company, threatened litigation arising from, or relating directly or indirectly to, any of the transactions contemplated hereby;
(vi) Exhibit A hereto contains a true, correct and complete copy of the Voluntary Conversion Agreement. Other than (i) the Voluntary Conversion Agreement, (ii) this Agreement and (iii) other waivers with non-exchanging holders of Preferred Stock that do not provide such holders additional consideration or, other than expense reimbursement, payments beyond what is provided to the undersigned Holders and which do not contain any other consents or waivers other than with respect to the subject matter of this Agreement (true, correct and complete copies of each of which have been provided to the undersigned Preferred Stock Holders), the Company has  not entered into any agreement, arrangement or understanding, or amended or obtained any waiver or consent under or in respect of, any prior agreement, arrangement or understanding with (or governing the rights, preferences, privileges, duties or obligations of any Preferred Stock Holder (including any Preferred Stock Purchase Agreement or Certificate of Designation) or any other person or entity, or agreed to provide any payment or other consideration to any Preferred Stock Holder or any other person or entity, in any such case, with respect to the subject matter of this Agreement or the Voluntary Conversion Agreement. Schedule 1 hereto contains accurate calculations of all adjustments to the conversion prices, conversion or exchange rates and exercise prices of each series of Preferred Stock and any other options, warrants or convertible equity securities of the Company in connection with the transactions contemplated by the Voluntary Conversion Agreement. Schedule 2 hereto sets forth a true, correct and complete equity capitalization table of the Company as of the date hereof (prior to giving effect to the transactions contemplated by the Voluntary Conversion Agreement), including a listing of each record holder of Preferred Stock and the number of shares of Preferred Stock held by each such record holder. Schedule 3 hereto sets forth a true, correct and complete equity capitalization table of the Company as of the date hereof (on a pro forma basis assuming that the transactions contemplated by the Voluntary Conversion Agreement and this Agreement have been consummated on the date hereof prior to the preparation of such capitalization table), including a listing of each record holder of Preferred Stock and the shares of Preferred Stock held by each such record holder; and
(vii) The Company hereby agrees and acknowledges that the transactions contemplated by this Agreement does not constitute material, nonpublic information of the Company or any of its subsidiaries (“MNPI”) and that the undersigned Preferred Stock Holder is not subject to any confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the undersigned Preferred Stock Holder or any of its affiliates, on the other hand. The Company understands and confirms that the undersigned Preferred Stock Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of the Company.
(b) Each of the undersigned Preferred Stock Holders, severally and not jointly, represents and warrants to the Company solely with respect to itself that:
    (i)  Such Preferred Stock Holder has the power and authority to enter into this Agreement and all other agreements contemplated hereby, and to do and perform all acts and things as are required or contemplated hereunder to be done, observed and performed by such Preferred Stock Holder;
(ii) Each of this Agreement and all other agreements to be executed by such Preferred Stock Holder which are contemplated hereby has been duly authorized (by all necessary corporate and limited liability company action and otherwise), validly executed and delivered by such Preferred Stock Holder and constitutes the legal, valid and binding obligation of such Preferred Stock Holder, enforceable against it in accordance with its terms; and
(iii) After giving effect to this Agreement, the execution and delivery of this Agreement and all other agreements to be executed by such Preferred Stock Holder and contemplated hereby and such Preferred Stock Holder’s performance hereunder and thereunder do not and will not require the consent or approval of any governmental authority, nor be in contravention of or in conflict with any such Preferred Stock Holder’s charter, by-laws, certificate  of incorporation or the provisions of any statute, or any judgment, order, or indenture, instrument, agreement, note, arrangement or undertaking, to which such Preferred Stock Holder is a party or by which such Preferred Stock Holder or its assets or properties are or may become bound.

5. No Amendments. Except for the consents, waivers and amendments set forth in or otherwise contemplated or referenced by (i) the Consent, Waiver and Amendment Agreement, dated September 22, 2014, among the Company and each of the Preferred Stock Holders, (ii) the Consent, Waiver and Amendment Agreement, dated January 5, 2015, among the Company and each of the Preferred Stock Holders, (iii) the Consent, Waiver and Amendment Agreement, dated August 5, 2015, among the Company and each of the Preferred Stock Holders, (iv) the Consent and Waiver Agreements regarding the acquisition of certain assets referred to as CWIND, among the Company and each of the Preferred Stock Holders, (v) the Amended and Restated Certificate of Designation of Series A-1 Convertible Participating Preferred Stock, as filed with the Delaware Secretary of State on June 24, 2016, (vi) the Consent and Waiver Agreements regarding certain previous agreements with respect to the conversion of the Company’s Preferred Stock held by a certain Series A Holder and a certain Series A-1 Holder in August 2016, among the Company and certain of the Preferred Stock Holders and (vii) the Consent and Waiver Agreements regarding certain agreements with respect to the conversion of the Company’s Preferred Stock held by a certain Series A Holder in October 2016, among the Company and certain of the Preferred Stock Holders, the text of each of the Preferred Stock Purchase Agreements and the Certificates of Designation shall remain unchanged and in full force and effect and each is hereby ratified and reaffirmed in all respects. No waiver by the undersigned Preferred Stock Holders under any of the Preferred Stock Purchase Agreements, Certificates of Designation or otherwise is granted or intended except as expressly set forth herein, and, except as expressly set forth herein, the undersigned Preferred Stock Holders expressly reserve the right to require strict compliance with the terms of each of the Preferred Stock Purchase Agreements and the Certificates of Designation in all respects. Notwithstanding anything to the contrary contained in any of the Consent and Waiver Agreements referred to in any of (i) through (iv) above or any other document, instrument or agreement, the parties hereto acknowledge and agree that the Series A Certificate of Designation has not been amended and that any prior consent of the Series A Holders to any amendment thereto is no longer in effect or is hereby rescinded and revoked with the consent of all parties.
6. Binding on Successors, Assigns, Transferees. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and, upon a transfer of Shares or Conversion Shares (each as defined in the applicable Preferred Stock Purchase Agreement), such transferee shall be bound by the terms of this Agreement (including the approvals and waivers granted hereunder) as if originally a party hereto.
7. Entire Agreement. This Agreement and the documents and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral.
8. Fees and Expenses. The Company hereby agrees to pay to the Preferred Stock Holders all reasonable and documented out of pocket fees and reasonable and documented out of pocket expenses incurred by the Preferred Stock Holders in the drafting, review, negotiation and closing of the documents and transactions contemplated hereby and any filings (or amendments to prior filings) required under the Exchange Act as a result hereof and thereof, and the payment of such fees and expenses be a condition to the effectiveness of this Agreement.
9. Most Favored Nation.  The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Preferred Stock Holder with respect to any waiver of any terms of any Preferred Stock Purchase Agreement or any Certificate of Designation relating to the Voluntary Conversion Transaction (each a “Waiver Document”) is or will be more favorable to such Preferred Stock Holder than the terms of this Agreement are to the undersigned Preferred Stock Holders. If, and whenever on or after the date hereof, the Company enters into a Waiver Document, then (i) the Company shall provide written  notice thereof to the undersigned Preferred Stock Holders immediately following the occurrence thereof and provide copies of the transaction documents with respect to such Waiver Document and (ii) and, unless the undersigned Preferred Stock Holders otherwise notify the Company in writing, this Agreement shall be, without any further action by the undersigned Preferred Stock Holders or the Company, deemed amended and modified in an economically and legally equivalent manner solely such that the undersigned Preferred Stock Holders shall receive the benefit of the more favorable  (and only the more favorable) terms contained in any such Waiver Document.  Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to this Agreement) as the undersigned Preferred Stock Holders may reasonably request to further effectuate the foregoing. The provisions of this Section 9 shall apply similarly and equally to each Waiver Document.
10. Equal Treatment.  No consideration shall be offered or paid to any Preferred Stock Holder to amend or consent to a waiver or modification of any provision of any of the Preferred Stock Purchase Agreements or any of the Certificates of Designation, unless the same consideration also is offered to the undersigned Preferred Stock Holder while the undersigned Preferred Stock Holder or any of its affiliates holds any Preferred Stock. Nothing in this Section 10 shall be deemed to be a consent of the undersigned to any such future waiver or modification.
11. Distributions to Converting Preferred Stockholders. The Company shall not make any future payment to any Preferred Stock Holder under a Voluntary Conversion Agreement, or otherwise, unless the Company has previously paid, or simultaneously also pays, such distribution (although not necessarily in the same form), in each case, on an equivalent per-share of Preferred Stock basis, to the undersigned Preferred Stock Holder; provided that this Section 12 shall only apply if and to the extent that such undersigned Preferred Stock Holder continues to hold the applicable Preferred Stock. Nothing in this Section 11 shall be deemed to be a consent of the undersigned to any such future issuance or payment.
12. No Material Information. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide the undersigned Preferred Stock Holders with any MNPI from and after the date hereof without the express prior written consent of the undersigned Preferred Stock Holders. To the extent the Company is required to deliver a notice containing MNPI to the undersigned Preferred Stock Holders pursuant to the Series A Purchase Agreement or the Series A Certificate of Designation, the Company shall request from the undersigned Preferred Stock Holder whether it wishes to receive such notice containing MNPI without identifying such MNPI (and the Company shall be deemed to have provided such notice on the date such request is delivered) and the Company shall only proceed to (and will only be required to) deliver such notice containing MNPI to the undersigned Preferred Stock Holder if the undersigned Preferred Stock Holder consents in writing to receive such notice containing MNPI. If the undersigned Preferred Stock Holder does not consent in writing to receive such notice, such undersigned Preferred Stock Holder will be deemed to have waived its right to such notice. To the extent that the Company, any of its subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any MNPI to the undersigned Preferred Stock Holder without its prior written consent, the Company hereby covenants and agrees that undersigned Preferred Stock Holder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such MNPI. The Company understands and confirms that the undersigned Preferred Stock Holder and its affiliates will rely on the foregoing in effecting transactions in securities of the Company.

13. Miscellaneous. Sections 12.1 through 12.7 and 12.9 through 12.12 of the applicable Preferred Stock Purchase Agreement are hereby incorporated herein by reference, mutatis mutandis.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY
HC2 HOLDINGS, INC.
By: /s/ Keith M. Hladek

Name: Keith M. Hladek

Title: Chief Operating Officer

PECM PURCHASERS.

PROVIDENCE DEBT FUND III L.P.

By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

PROVIDENCE DEBT FUND III MASTER (NON-US) L.P.

By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

PECM STRATEGIC FUNDING L.P.

By:	PECM Strategic Funding GP L.P., its general partner

By:	PECM Strategic Funding GP Ltd., its general partner

By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

BENEFIT STREET PARTNERS SMA LM L.P.

By:	/s/ Bryan Martoken
Name: Bryan Martoken Title: CFO – Capital Markets Group

Exhibit A
Voluntary Conversion Agreement

Execution Version
VOLUNTARY CONVERSION AGREEMENT
THIS VOLUNTARY CONVERSION AGREEMENT (this “Agreement”) is made and entered into as of October 7, 2016, by and between HC2 Holdings, Inc., a Delaware corporation (the “Company”), and Hudson Bay Absolute Return Credit Opportunities Master Fund, LTD., a holder (the “Holder”) of the Company’s Series A Convertible Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
RECITALS
A. The Holder has agreed to convert all but one of the shares of Preferred Stock it holds into common stock of the Company, par value $0.001 per share (the “Common Stock”), on the terms and subject to the conditions set forth in this Agreement.
B. In consideration of the above referenced conversion by the Holder, the Company has agreed to issue Common Stock to the Holder in exchange for the single remaining share of Preferred Stock retained by Holder after the above referenced conversion, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
The parties agree as follows:
1. Conversion Transaction and Related Agreements. On the terms and subject to the conditions of this Agreement, the Company and the Holder agree to take the following actions on the Closing Date (as defined below):
(a)  Conversion by the Holder. The Holder agrees, pursuant to Section 5(a) of the Certificate of Designation of Series A Convertible Participating Preferred Stock, dated as of May 29, 2014, (as amended from time to time prior to the date hereof, and as in effect as of the date hereof, the “Series A Certificate of Designation”), that on the Closing Date, it will convert 12,499 shares of the Preferred Stock it holds (the “Converting Preferred Shares”) into 2,980,912 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof and prior to the Closing Date), such Converting Preferred Shares representing all but one of the outstanding shares of Preferred Stock it holds as of the date hereof and immediately before the conversion contemplated by this clause (a). The Company shall issue the Conversion Shares (as defined below) to the Holder on the Closing Date. The single share of Preferred Stock held by the Holder after such conversion is referred to as the “Remaining Preferred Share”. The Common Stock issued pursuant to this Section 1(a) are referred to as the “Conversion Shares.”
(b)  Issuance of Common Stock by Company in Exchange for Remaining Preferred Share of the Holder. In consideration of the conversion referenced in clause (a) above, the Company shall issue to the Holder on the Closing Date in exchange for the Remaining Preferred Share, in an exchange transaction exempt from the registration requirements of the Securities Act of 1933 and all of the rules and regulations promulgated thereunder (the “Securities Act”) under Section 3(a)(9) of the Securities Act, 770,926 shares of Common Stock (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction occurring after the date hereof and prior to the Closing Date). The Common Stock issued pursuant to this Section 1(b) are referred to as the “Exchange Shares” and together with the “Conversion Shares”, the “Shares”.
(c)  Limitation on Hedging Transactions by Holder and Disclosure of Transactions. The Holder agrees not to enter into any transaction with respect to the Company’s Common Stock from the date of this Agreement until the date of the Company’s filing of a Current Report on Form 8-K disclosing all the material terms contemplated by this Agreement and attaching this Agreement as an exhibit to such filing (including all exhibits thereto, the “Announcement Form 8-K”). The Company shall file the Announcement Form 8-K on or prior to 5:30 p.m. New York City time on October 10, 2016. Immediately following the filing of the Announcement Form 8-K, the Holder shall not be in possession of any material, non-public information of the Company (“MNPI”) received from the Company, any of its subsidiaries or any of its respective officers, directors, employees, affiliates or agents, that is not disclosed in the Announcement Form 8-K. In addition, effective upon the filing of the Announcement Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of their affiliates, on the other hand, shall terminate and be of no further force or effect. The Company shall not, and shall cause each of its subsidiaries and its and each of their respective officers, directors, employees, affiliates and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent the Company is required to deliver a notice containing MNPI to the Holder pursuant to any agreement, the Company shall request from the Holder whether it wishes to receive such notice containing MNPI without identifying such MNPI (and the Company shall be deemed to have provided such notice on the date such request is delivered) and the Company shall only proceed to (and will only be required to) deliver such notice containing MNPI to the Holder if the Holder consents in writing to receive such notice containing MNPI. If the Holder does not consent in writing to receive such notice, the Holder will be deemed to have waived its right to such notice. To the extent that the Company delivers any MNPI to the Holder without its express prior written consent, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such MNPI. The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in securities of the Company.

(d)  Closing Date. On the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by clauses (a) and (b) above (the “Closing”) shall occur at 10.00 a.m., New York time, on October 11, 2016, or at such other time and date as shall be agreed among the Company and the Holder in writing (the time and date on which the Closing occurs is referred to herein as the “Closing Date”). Notwithstanding the foregoing, if the Closing has not occurred within 30 days of the Closing Date due to the Company’s or the Holder’s failure to satisfy the conditions set forth in Sections 6 and 7 hereof (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date by delivering a written notice to that effect to the breaching party and without liability of such non-breaching party; provided, however, that if this Agreement is terminated pursuant to this Section 1(d), the Company shall remain obligated to reimburse the Holder for the expenses described in Section 15 below. Upon the termination of this Agreement in accordance with this Section 1(d), all obligations of the Company and the Holder pursuant to this Agreement shall be void and of no effect; provided, that Sections 8, 9, 10, 11, 12, 13, 14, 15 and 17 and the two last sentences of Section 16 and this sentence shall survive termination of this Agreement and that no such termination shall relieve any party hereto from liability for any material breach of this Agreement or bad faith conduct that occurred prior to, or in connection with, such termination.
2.	Closing.
(a)  At the Closing, the Company will (x) execute and deliver an instruction letter and any other documents reasonably requested by the Holder or Broadridge Corporate Issuer Solutions, Inc., the transfer agent for the Company (the “Transfer Agent”), in form reasonably acceptable to the Holder, in order to effect on the Closing Date (i) the conversion of the Converting Preferred Shares as contemplated by Section 1(a) above into Conversion Shares without any restrictive legend and (ii) the issuance of the Exchange Shares to the Holder in exchange for the Remaining Preferred Share as contemplated by Section 1(b) above without any restrictive legend.
(b)  The obligation of the Holder to consummate the Closing is subject to the Company having executed and delivered the documents referred to in Section 2(a) and to the satisfaction (or waiver by the Holder) of the conditions set forth in Section 7.
3. Representation and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date hereof and as of the Closing Date, as follows:
 (a)  Organization and Standing of the Company. The Company represents and warrants that it (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as presently conducted, and (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction which requires such qualification, except in the case of clause (ii) above, to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to result in (x) a material adverse effect on the validity or enforceability of this Agreement, (y) a material adverse effect on the operations, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations, earnings, business or properties of the Company and its subsidiaries and investments, taken as a whole, or (z) a material adverse effect on the Company’s ability to perform in any material respect its obligations under this Agreement (any of (x), (y) and (z), a “Material Adverse Effect”).
(b)  Authorization. The Company represents and warrants, that: (i) it has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated in this Agreement; (ii) the execution and delivery by the Company of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company, and no further approval or authorization is required on the part of the Company; and (iii) the Company has duly executed and delivered this Agreement and this Agreement constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and to general equitable principles.
(c)  Issuance and Delivery of the Shares. The Company hereby represents and warrants that the Shares, when issued by the Company pursuant to Section 1, have been duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges and other encumbrances with respect to the issue thereof with the Holder thereof being entitled to all rights accorded to a holder of Common Stock and the issuance by the Company of the Shares, when issued by the Company pursuant to Section 1, will be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof. The Shares will not bear any restrictive legend and will be freely tradable without any restrictions or limitations under applicable securities laws, rules and regulations. Assuming the accuracy of the representations of the Holder contained herein, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act, the holding period of the Remaining Preferred Share may be tacked on to the holding period of the Exchange Shares. The Company agrees, as of the date of this Agreement, that the registration statement registering the Conversion Shares for resale by the Holder (the “Resale Registration Statement”) is effective and available for use and the Company will use its best efforts to ensure that the Resale registration Statement remains effective for as long as the Conversion Shares remain restricted and in possession of the Holder. The Company agrees not to take any position contrary to this Section 3(c) for purposes of Section 3(a)(9) or Rule 144 of the Securities Act. The Company agrees to take all actions, including, without limitation, retaining legal counsel to assist with the preparation of any necessary legal opinions, required to issue the Shares free of any restrictive legend and to allow them to be freely tradable on NYSE MKT LLC, without the need for further action by the Holder, except with respect to the delivery of any certificates, certifications or other similar reasonably necessary assistance of the Holder required for such issuance or un- restriction.

(d)  SEC Documents; Financial Statements.  The Company  represents and warrants that:
(i)  As of the date hereof, the Company has filed all forms, reports and documents with the Securities and Exchange Commission (the “Commission”) that have been required to be filed by it under applicable Laws (the “Company SEC Filings”), including the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2015, as amended through the date of this Agreement. Each Company SEC Filing complied as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act, or the  Securities  Exchange  Act  of  1934,  as  amended,  and  all  of  the  rules  and  regulations promulgated thereunder (the “Exchange Act”), as the case may be, each as in effect on the date such Company SEC Filing was filed (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing). As of its filing date (and, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13(d) and 15(d) of the Exchange Act. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 and 906 of the Sarbanes Oxley Act of 2002 with respect to any Company SEC Filing. As of the date hereof, there are no transactions that have occurred that are required to be disclosed in the appropriate Company SEC Filings pursuant to Item 404 of Regulation S-K that have not been disclosed in the Company SEC Filings. The Company SEC Filings also include disclosure regarding the Company’s continued evaluation of strategic and business alternatives, including the possibility that the Company is engaged in ongoing discussions with respect to possible acquisitions, business combinations and debt or equity securities offerings of widely varying sizes, which should be considered in addition to the information included on Exhibit A hereto regarding the potential dilution to holders of the Common Stock that may result from the transactions described in this Agreement.
(ii)  The consolidated financial statements (including all related notes and schedules) of the Company and its subsidiaries included in the Company SEC Filings and (collectively, the “Company Financial Statements”) (i) comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods therein specified (“GAAP”) (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of footnote disclosure that if presented, would not differ materially from those included in the audited Company Financial Statements).
(e)  Capitalization of the Company. The Company represents and warrants that (i) the authorized capital stock of the Company consists of 80,000,000 shares of common stock and 20,000,000 shares of Preferred Stock, (ii) as of September 30, 2016, there are 27,308 shares of Series A Preferred Stock issued and outstanding, 1,000 shares of Series A-1 Preferred Stock issued and outstanding and 14,000 shares of Series A-2 Preferred Stock issued and outstanding, (iii) as of September 30, 2016, there are 38,263,606 shares of Common Stock issued and 38,017,016 shares of Common Stock outstanding, and there are no other shares of any other class or series of capital stock of the Company issued or outstanding, (iv) on April 11, 2014, the Company’s Board of Directors adopted the HC2 Holdings, Inc. 2014 Omnibus Equity Award Plan (the “Omnibus Plan”), which was approved by the Company’s stockholders at the annual meeting of stockholders held on June 12, 2014; the Omnibus Plan provides that no further awards will be granted pursuant to the Company’s Management Compensation Plan.
(f)  No Breach. The Company represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the compliance with the terms of this Agreement, will not (i) conflict with, result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require any consent or approval that has not been obtained on or prior to the date hereof under, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party or by which it may be bound, (ii) result in a violation of the Company’s Certificate of Incorporation or Bylaws, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of NYSE MKT LLC) applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries may be bound or affected, other than in the case of clauses (i) and (iii), for those occurrences that, individually or in the aggregate, have not had or would not be reasonably likely to have a Material Adverse Effect.
(g)  Litigation. The Company represents and warrants that, except as disclosed in SEC filings, no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its property is pending or, to the best knowledge of the Company, threatened that could reasonably expected to have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business.
(h)  Governmental Consents. The Company represents and warrants that, except as disclosed in SEC filings, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (a) compliance with the securities and blue sky laws in the states and other jurisdictions in which the Exchange Shares are issued, which compliance will be effected in accordance with such laws, (b) the approval by NYSE MKT LLC of the listing of the Exchange Shares, (c) the filing of one or more Current Reports on Form 8-K and (d) those that the failure to obtain would not reasonably be expected to have a Material Adverse Effect.
(i)  No Material Adverse Change. The Company represents and warrants that as of the date hereof, there have not been any changes in the authorized capital, assets, liabilities, financial condition, business, material agreements or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either individually or in the aggregate, result in a Material Adverse Effect.
(j)  Compliance with NYSE MKT LLC Continued Listing Requirements. The Company represents and warrants that (i) it is in compliance with applicable NYSE MKT LLC continued listing requirements; and (ii) there are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Common Stock on NYSE MKT LLC and the Company has not received any notice of, nor to the Company’s knowledge is there any reasonable basis for, the delisting of the Common Stock from NYSE MKT LLC.  To the best of the Company’s knowledge, the issuance by the Company of the Shares shall not have the effect of delisting or suspending the Common Stock from NYSE MKT LLC.
(k)  Investment Company. The Company represents and warrants that it is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.
(l)  Price of Common Stock. The Company represents and warrants that it has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or result in, or that has constituted or that might reasonably be expected to constitute the stabilization or manipulation of the price of any securities of the Company to facilitate the transactions contemplated by this Agreement.
(m)  Tax Advice. The Company represents and warrants that neither the Holder, nor any of their respective officers, directors, stockholders, agents, representatives or affiliates has made statements, warranties or representations to the Company with respect to the tax consequences of the transactions contemplated by this Agreement; (ii) the Company has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement; (iii) the Company relies solely on its own advisors and not on any statements or representations of the Holder or any of their respective agents for the federal, state, local and foreign tax consequences to it that may result from the transactions contemplated by this Agreement; and (iv) the Company understands that it (and not the Holder) will be responsible for any tax liability of the Company that may arise as a result of the transactions contemplated by this Agreement.
(n)  Offering. The Company represents and warrants that no Person has or will have, as a result of the transactions contemplated hereby, any right, interest or valid claim against or upon the Holder for any commission, fee or other compensation as a finder, broker or agent because of any act or omission by the Company. As used herein, “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof.
(o)  No Commission or Other Remuneration. The Company represents and warrants that neither it nor any Person acting on its behalf, has directly or indirectly paid or given any commission or other remuneration for soliciting the transactions contemplated by this Agreement.
(p)  No Integrated Offering. The Company represents and warrants that neither the Company nor any Person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 3(a)(9) of the Securities Act or require registration of any of the Shares under the Securities Act or, to the knowledge of the Company, cause the transactions contemplated hereby to be integrated with prior offerings of Common Stock by the Company for purposes of the Securities Act.
4. Representations and Warranties of the Holder.The Holder represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
(a)  Authorization. (i) The Holder has full power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the transactions contemplated hereby; (ii) the execution and delivery by the Holder of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Holder, and no further approval or authorization is required on the part of the Holder; and (iii) the Holder has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of the Holder, enforceable in accordance with its terms, subject to applicable laws affecting creditors’ rights generally and to general equitable principles.
(b)  No Breach. The execution and delivery of this Agreement by the Holder, the consummation of the transactions contemplated in this Agreement, and the compliance with the terms of this Agreement will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.
(c)  Accredited Investor. The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.
(d)  HSR. The Acquiring Person (as defined in 16 C.F.R. §801.2(a)) qualifies for the “acquisition solely for the purpose of investment exemption” under 16 C.F.R. § 802.9, and the Holder’s acquisition of the Shares is therefore exempt from the requirements of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended.
(e)  Transaction Information. The Holder acknowledges the information set forth on Exhibit A hereto (the “Transaction Information”). The Transaction Information may all have an effect on the value of the Shares or be indicative of a value of the Shares that is substantially different from the value of the Shares on the Closing Date and going forward. The Holder expressly waives and releases the Company from any and all claims and liabilities arising from any of the facts and circumstances of the Transaction Information. Furthermore, the Holder expressly agrees not to make any claim or demand or bring any action against the Company in respect of the transactions contemplated hereby relating to any of the facts and circumstances of the Transaction Information; provided, however the foregoing shall not prevent the Holder from bringing any claim for fraud. The Holder acknowledges that the Company is relying on the representations, warranties, agreements and acknowledgments set forth in this Section 4(e) in engaging in the transactions contemplated hereby, and would not engage in such transactions in the absence of such representations, warranties and acknowledgements.
(f)  Business Experience. The Holder is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

(g)  Tax Advice. (i) Neither the Company, nor any of its officers, directors, stockholders, agents, representatives or affiliates has made statements, warranties or representations to the Holder with respect to the tax consequences of the transactions contemplated by this Agreement; (ii) the Holder has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement; (iii) the Holder relies solely on its own advisors and not on any statements or representations of the Company or any of its respective agents for the federal, state, local and foreign tax consequences to it that may result from the transactions contemplated by this Agreement; and (iv) the Holder understands that it (and not the Company) will be responsible for any tax liability of the Holder that may arise as a result of the transactions contemplated by this Agreement.
(h)  Broker’s Fee. No Person has or will have, as a result of the transactions contemplated hereby, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder, broker or agent because of any act or omission by the Holder.
(i)  Access to Information. The Holder has had access to such financial and other information as is necessary in order for the Holder to make a fully-informed decision as to this Agreement. The Holder acknowledges that (i) conversion of the Converting Preferred Shares and the related issuance of the Exchange Shares in exchange for the Remaining Preferred Share described in Section 1 represent negotiated transactions; and (ii) no representation or warranty as to the current or future fair market value of the Shares has been made.
(j)  No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of this Agreement and the transactions contemplated hereby.
(k)  No Change of Control. The Holder has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.
(l)  No Commission or Other Remuneration. The Holder represents and warrants that neither it nor any Person acting on its behalf, has directly or indirectly received any commission or other remuneration in connection with the solicitation of the transactions contemplated by this Agreement, and in connection with the transactions contemplated by this Agreement, has and will not surrender or exchange anything of value for the Shares except for the Preferred Stock.
(m)  Holding Period. The Holder has held the Remaining Preferred Share for at least twelve (12) months.
5.  No Integration Actions.  None of the Company, any of its affiliates or any Person acting on behalf of the Company or such affiliate will sell, offer for sale or solicit offers to buy in respect of any security (as defined in the Securities Act) that would be integrated with the issuance of the Exchange Shares in a manner that would require the registration under the Securities Act of the issuance to the Holder or require shareholder approval under the rules and regulations of NYSE MKT LLC, and the Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act or the rules and regulations of NYSE MKT LLC with the issuance of Exchange Shares contemplated hereby.
6.  Conditions to the Company’s Obligations at the Closing. The Company’s obligation to complete the transactions contemplated by this Agreement shall be subject to the following conditions to the extent not waived by the Company:
(a)  Evidence of Conversion. The Company shall have received reasonably satisfactory evidence from the Holder and/or the Transfer Agent that the conversion of the Converting Preferred Shares contemplated in Section 1 has been completed.
(b)  Representations and Warranties. The representations and warranties made by the Holder in Section 4 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date, except to the extent any such representation or warranty expressly speaks of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date. The Holder shall have performed all obligations and covenants herein required to be performed by them on or prior to the Closing Date.
(c)  Receipt of Executed Documents. The Holder shall have executed and delivered to the Company this Agreement.
(d)  Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.
(e)  Waiver of Non-Participating Holders. The Company shall have received from the holders of the Non-Participating Preferred Stock (as defined in Exhibit A) a waiver of all rights and required consents related to the transactions contemplated by the Agreement.
(f)   NYSE MKT LLC Approval. The Company shall have received approval of the transactions contemplated by the Agreement from NYSE MKT LLC.
(g)  NYSE MKT LLC Restriction. The aggregate number of Exchange Shares issuable to the Holder pursuant to Section 1(b), together with the number of shares of Common Stock issued to holders of Non-Participating Preferred Stock pursuant to transactions that require aggregation for purposes of stockholder approval provisions of the NYSE MKT LLC being undertaken substantially concurrently with this transaction (in each case, taking into account subsequent stock splits or similar changes to Company’s capitalization permitted under applicable NYSE MKT LLC rules), shall not exceed 19.99% of the number of shares of Common Stock of the Company outstanding on the Closing Date (the “Exchange Cap”).
7.  Conditions to Holder’s Obligations at the Closing. The Holder’s obligation to complete the transactions contemplated by this Agreement shall be subject to the following conditions to the extent not waived by the Holder:
(a)  Representations and Warranties. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date, with the same force and effect as if they had been made on and as of said date, except to the extent any such representation and warranty expressly speaks of an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date. The Company shall have performed all obligations and covenants herein required to be performed by it on or prior to the Closing Date. If the Closing Date does not occur on the date hereof, the Holder shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect in form reasonably acceptable to the Holder.
(b)  Receipt of Executed Documents. The Company shall have executed and delivered to the Holder this Agreement.
(c)  Good Standing. The Company shall be validly existing as a corporation in good standing under the laws of Delaware.
(d)  NYSE MKT LLC Notification & Approval. The Company shall have filed with NYSE MKT a Notification Form: Listing of Additional Shares for the listing of the Shares and the Company shall have received approval of the transactions contemplated by the Agreement from NYSE MKT LLC.
(e)  Judgments. No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.
(f)  Stop Orders. No stop order or suspension of trading shall have been imposed by the NYSE MKT LLC, the SEC or any other governmental regulatory body with respect to public trading in the Common Stock.

(g)  Shares. The Company shall have caused the Transfer Agent to issue and deliver the Shares through the facilities of The Depository Trust Company (“DTC”) by Deposit/Withdrawal at Custodian (“DWAC”) to a custodian specified by the Holder.
(h)  NYSE MKT LLC Restriction. The aggregate number of Exchange Shares issuable to the Holder pursuant to Section 1(b), together with the number of shares of Common Stock issued to holders of Non-Participating Preferred Stock pursuant to transactions that require aggregation for purposes of stockholder approval provisions of the NYSE MKT LLC being undertaken substantially concurrently with this transaction (in each case, taking into account subsequent stock splits or similar changes to Company’s capitalization permitted under applicable NYSE MKT LLC rules), shall not exceed the Exchange Cap.
(i)  Waiver of Non-Participating Holders. The Company shall have received from the holders of the Non-Participating Preferred Stock a waiver of all rights and required consents related to the transactions contemplated by the Agreement.
(j)  Resale Registration Statement. The Resale Registration Statement is currently effective and available for use by the Holder for the resale of the Conversion Shares.

8.  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder is binding upon and inures to the benefit of any parties other than the parties hereto and their respective successors and permitted assigns, and there are no third party beneficiaries of this Agreement. No party will assign this Agreement (or any portion hereof, or any rights or obligations hereunder) without the prior written consent of the other parties hereto. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).
9.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such state. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the Borough of Manhattan in the City of New York or the courts of the State of New York in each case located in the Borough of Manhattan in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
10.  Indemnification. The Company agrees to indemnify and hold harmless the Holder and/or each Person, if any, who controls the Holder within the meaning of the Securities Act (each, a “Company Indemnified Party”), against any losses, claims, damages, liabilities or expenses, joint or several, to which such Company Indemnified Party may become subject under the Securities Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of the Company contained in this Agreement or any failure of the Company to perform its obligations hereunder, and will reimburse each Company Indemnified Party for legal and other expenses reasonably incurred as such expenses are reasonably incurred by such Company Indemnified Party in connection with investigating, defending, settling, compromising or paying such loss, claim, damage, liability, expense or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon the inaccuracy of any representations made by such Company Indemnified Party herein.
11.  Notices. All notices and other communications under this Agreement will be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when delivered by confirmed facsimile (with respect to this clause (b), solely if receipt is confirmed), (c) when delivered after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) when delivered by a nationally recognized overnight courier.  All communications, if to the Company, shall be sent to HC2 Holdings, Inc. 450 Park Avenue, 30th Floor, New York, NY 10022, Attention: Paul Robinson, email: probinson@hc2.com, with copies to Latham & Watkins LLP at 885 Third Avenue, New York, New York 10021, Facsimile: (212) 751-4864, Attention: Senet S. Bischoff, and if to Holder at the address indicated on the signature page.
12.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.
13.  Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
14.  Entire Agreement. This Agreement (including all Exhibits hereto) sets forth the entire understanding of the parties hereto and supersedes any prior written or oral agreements and understandings with respect to the subject matter of this Agreement. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the parties hereto.
15.  Expenses. The Company shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and transactions contemplated thereby, by paying on or prior to the Closing Date to Schulte Roth & Zabel LLP an amount equal to $25,000 (the “Holder Counsel Expense”) by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP delivered to the Company on or prior to the Closing. The Holder Counsel Expense shall be paid by the Company whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise provided in this Agreement, each of the parties will bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of this Agreement, the substantially prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees).
16.  Survival Period. All representations and warranties made in this Agreement will expire on the first anniversary of the date of this Agreement, except for the representations in Sections 3(a), (b), (c), (e) and (f) which shall survive until the end of the applicable statute of limitations, and the representations, warranties, agreements and acknowledgements set forth in Section 4(e) which shall survive indefinitely. All other covenants, agreements and obligations contained in this Agreement shall survive indefinitely unless a different period is specifically pursuant to the provisions of this Agreement. Notwithstanding anything in this Agreement to the contrary (i) in no event will the Company be responsible for damages resulting from the breach of any representation, warranty or covenant (including the foregoing indemnity) under this Agreement in excess of the value of Shares issued pursuant to Section 1(a) and Section 1(b) of this Agreement by the Company, the value of such Shares determined on their date of issuance by the closing price as reported on NYSE MKT LLC on the date of such issuance and (ii) damages shall not include any (x) special, indirect or punitive damages, or (y) any damages that are not the natural and reasonably foreseeable consequence of the relevant breach. Notwithstanding anything herein to the contrary, the Company shall be responsible for the damages resulting from the breach of any provision in Section 1 to the full extent without giving effect to the cap set forth in the immediately preceding sentence.

17. Efforts to Consummate. The Company and the Holder shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under applicable law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement (including, without limitation, the satisfaction of applicable conditions set forth in Sections 2, 7 and 8).
[SIGNATURE PAGE FOLLOWS]

The parties have executed this Voluntary Conversion Agreement as of the date first above written.

COMPANY:

HC2 HOLDINGS, INC.
By: /s/ Keith M. Hladek

Name: Keith M. Hladek

Title: Chief Operating Officer

HUDSON BAY ABSOLUTE RETURN CREDIT OPPORTUNITIES MASTER FUND, LTD.

By:	/s/ Yoav Roth
Name: Title:	Yoav Roth Authorized Signatory
Address: 777 Third Avenue, 30th Floor New York, NY 10017

EXHIBIT A
ADDITIONAL INFORMATION
1. As a result of the transactions contemplated by the Agreement to which this Exhibit A is attached, holders of the Company’s Common Stock may experience significant dilution. The Company has entered into several agreements which feature anti-dilution adjustments that may be triggered by the issuance of additional equity securities or securities convertible into equity securities, including:
(a)  In connection with the December 2015 acquisition of certain insurance assets by the Company (the “Insurance Acquisition”), the Company issued warrants to purchase two million shares (the “Warrant”) of Common Stock to Great American Financial Resources, Inc. a Delaware corporation (“GAFRI”), at an exercise price of $7.08 per share (subject to certain adjustments, including for anti-dilution if Common Stock is issued at a price below $7.08) on or after February 3, 2016 until five years after the closing date. The current exercise price of the Warrant is $7.04. As a result of such anti-dilution adjustments, assuming 821,016 shares of Common Stock are issued in connection with the Agreement (and assuming a fixed share price of $4.93 per share), the issuance pursuant to the Agreement would result in an increase of 8,535 shares of Common Stock issuable under the Warrant.
(b)  The Company’s Series A Convertible Participating Preferred Stock (the “Series A Preferred Stock”), the Company’s Series A-1 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred Stock”) and the Company’s Series A-2 Convertible Participating Preferred Stock, par value $0.001 per share (the “Series A-2 Preferred Stock”), contain anti-dilution adjustments providing for the adjustment of their conversion prices in certain issuances, including the issuance of Common Stock below their then current respective conversion prices. The Series A Preferred Stock (other than the Series A Preferred Stock held by the Holder which is being converted on the date of the Agreement), the Series A-1 Preferred Stock and the Series A-2 Preferred Stock is referred to as the “Non-Participating Preferred Stock.” As a result of such anti-dilution adjustments, assuming 821,016 shares of Common Stock are issued in connection with the Agreement (and assuming a fixed share price of $4.93 per share), the issuances pursuant to the Agreement would result in an increase of 11,434 shares of Common Stock issuable upon conversion of the Non-Participating Preferred Stock.

Schedule 1

Series A-2 Adjustment to Conversion Price
 Series A Voluntary Conversion
SECTION: COD pages 16-21	5(g)(i)(D) Common Stock Issued At Less Than Conversion Price
FORMULA:	CP1 = CP0 * ((OS0 + X) / (OS0 + Y))
Variable	Definition
CP1	Conversion Price in effect immediately following such issuance or sale;
CP0	Conversion Price in effect immediately prior to such issuance or sale;
OS0
the number of shares of Common Stock outstanding immediately prior to such issuance or sale (treating for this purpose as outstanding all shares of Common Stock issuable upon the conversion or exchange of (x) all Preferred Shares issued on the Third Issue Date, all shares of Series A Preferred Stock issued on the Original Issue Date and all shares of Series A‑1 Preferred Stock issued on the Second Issue Date and (y) all convertible, exchangeable or exercisable Equity Securities of the Company not listed in (x) if the conversion price, exercise price or exchange price applicable to such Equity Securities of the Company is below Market Value on the determination date);

X
the number of shares of Common Stock that the aggregate consideration received by the Company for the number of shares of Common Stock so issued or sold would purchase at a price per share equal to CP0; and

Y	the number of additional shares of Common Stock so issued.
Calculation	CURRENT
CP0	Series A-2 Conversion Price (CP0)	$7.85
OS0	Current basic shares outstanding	38,017,016
(x)	Preferred Stock	6,512,740
(x)	Series A Convertible Participating Preferred Stock	235,529
(x)	Series A-1 Convertible Participating Preferred Stock	1,783,438
	Market Value	$5.70
	Determination date	10/7/2016
(y)	Vested, in-the-money options	2,936,636
OS0 plus (x) & (y)	Total	49,485,359

	Number of additional shares of Common Stock issued	770,926
	Offering price (mutually agreed upon value)	$4.93
	Number of additional shares of Common Stock issued	50,090
	Offering price (mutually agreed upon conversion price under term sheet)	$5.70
	Aggregate consideration received	$4,086,178
See 5(g)(i)(D)(1)	Less: Underwriting fees, discounts and commissions	-
	Net consideration received	$4,086,178
X	Number of shares of Common Stock purchased at a per share price equal to CP0	520,532
Y	Number of additional shares of Common Stock issued	821,016

% Change
CP1	Conversion Price in effect immediately following such issuance or sale	$7.80	-0.64%

Warrant Adjustment Calc
 Series A Voluntary Convesion
DOCUMENT:	Warrant Agreement dated December 24, 2015
SECTION:	8 (a,b,c,d)
PAGES:	5-12
EXERCISE PRICE FORMULA:	XPnew = SUM((OS0 * XP0), (Xnew * Pnew)) / SUM(OS0, Xnew)
WARRANT SHARE FORMULA:	WSnew = (XP0 * WS0) / XPnew

Variables[1]	Definition/Term Used in Agreement
Pnew	Exercise Price in effect immediately following such issuance or sale;
XPnew	Exercise Price resulting from such adjustment
XP0	Exercise Price (then in effect)
OS0	Common Stock Deemed Outstanding immediately prior to such issuance or sale
WS0	Warrant Shares issuable upon exercise immediately prior to such adjustment
WSnew	Warrant Shares issuable upon exercise immediately following such adjustment
Xnew	Number of additional shares of Common Stock so issued.

Calculation
OS0	Current basic shares outstanding, shares issuable upon conversion of Preferred and option shares	53,412,857
XP0	Current warrant exercise price	$7.07
Xnew	Number of additional shares of Common Stock issued	770,926
Pnew	Offering price	$4.93
Xnew	Number of additional shares of Common Stock issued	50,090
Pnew	Offering price	$5.70

XPnew	Exercise Price in effect immediately following such issuance or sale	$7.0383
	Rounded Exercise Price	$7.0400

WS0	Warrant Shares issuable upon exercise immediately prior to such adjustment	2,002,829

WSnew	Warrant Shares in effect immediately following such issuance or sale	2,011,364
	Rounded Warrant Shares	2,011,364

Schedule 2

HC2 Cap Table
 10/7/2016
Prior to Conversion
		Common Stock Equivalent
Shares outstanding		38,017,016
Outstanding options		6,864,133
Warrants		2,002,829

Series A	Preferred Shares
Hudson Bay	12,500	2,981,150
Providence	12,500	2,981,150
DG Capital	2,308	550,440
	27,308	6,512,740
Series A-1
DG Capital	1,000	235,529
	1,000	235,529
Series A-2
Caspian	10,000	1,273,885
Long Ball Partners	4,000	509,554
	14,000	1,783,439
	42,308	8,531,708
		55,415,686

Schedule 3

HC2 Cap Table
 10/7/2016
Post Conversion
		Common Stock Equivalent
Shares outstanding		41,818,944
Outstanding options		6,864,133
Warrants		2,011,364

Series A	Preferred Shares
Hudson Bay	‒	0
Providence	12,500	2,981,150
DG Capital	2,308	550,440
	14,808	3,531,590
Series A-1
DG Capital	1,000	235,529
	1,000	235,529
Series A-2
Caspian	10,000	1,282,051
Long Ball Partners	4,000	512,822
	14,000	1,794,873
	29,808	5,561,992
		56,256,433